EXHIBIT 99.1

News Release

Investor Contact:	Don Washington	EnPro Industries
	Director, Investor Relations and	5605 Carnegie Boulevard
	Corporate Communications	Charlotte, North Carolina 28209-4674
Phone: 704 731 1500
Phone:	704-731-1527	Fax: 704-731-1511
www.enproindustries.com
Email:	don.washington@enproindustries.com

EnPro Industries Announces 2002 Fourth Quarter and Full Year Results

•	Fourth quarter sales were 10% higher than the fourth quarter of 2001 as volumes improved in both Sealing Products and Engineered Products segments

•	Sales for 2002 benefited from the inclusion of Glacier metal bearings business and increased 13% over 2001 sales

•	Cash flow from operations was sufficient to fund capital expenditures and net asbestos settlements in 2002; year end cash balance was $82 million

CHARLOTTE, N.C., February 4, 2003 — EnPro Industries (NYSE: NPO) today reported sales in the quarter ended December 31, 2002 of $177.2 million, a 10% increase over the fourth quarter of 2001 when sales were $160.5 million. Segment profits increased to $17.1 million from $3.3 million a year ago, when weak markets following September 11, restructuring expenses and adjustments of various accruals and asset balances depressed results.

Operating income was $1.5 million in the fourth quarter, compared to an operating loss of $2.6 million in 2001. Higher volumes and the benefit of cost reduction programs improved segment earnings, but the improvements were partially offset by higher costs incurred as a result of being an independent company.

Net income in the fourth quarter was $0.2 million or $0.01 a share. This reflected net charges, after tax, of $3.5 million, related principally to the write-down of certain assets deemed to be impaired. In the fourth quarter a year ago, the same factors which depressed segment profits contributed to a loss from continuing operations of $7.7 million. Net income in the fourth quarter of 2001 amounted to $13.3 million, after including $21.0 million of income from discontinued operations, net of taxes. Income from discontinued operations represents the results of aerospace operations transferred to Goodrich Corporation prior to the spin off of EnPro.

To assist in understanding the performance of EnPro’s operations, the company presents supplemental financial measures in a manner consistent with what management believes its results would have been had EnPro been an independent public company, including the assets and liabilities it received at its spin off from Goodrich Corporation, in all periods presented. These measures do not conform to Generally Accepted Accounting Principles (GAAP). They are described in a note and tables attached to this press release, and earnings or losses as a result of these measures are referred to as “As Adjusted”. While management believes these measures are useful aids in understanding its results in the periods shown and uses these measures to evaluate the company’s performance, they should be used only in conjunction with results presented in accordance with GAAP. A table reconciling the as adjusted results with the most comparable GAAP measurement is included with this release.

As adjusted, net income for the fourth quarter of 2002 was $3.7 million or $0.18 a share compared to a net loss, as adjusted, of $3.9 million or $0.19 a share in 2001.

“This time last year, we were the engineered industrial products division of an aerospace company, preparing to go out on our own,” said Ernie Schaub, President and Chief Executive Officer of EnPro. “Twelve months later, we have developed the resources necessary to make the successful transition to life as a public company and we have stabilized our operating performance well above the lows reached at the end of last year, despite continued weakness in our markets.”

2002 Full Year Results
For the year, sales were $709.9 million in 2002, 13% higher than 2001, when they were $629.7 million, primarily because of the inclusion of the Glacier metal bearings business acquired in September 2001. The inclusion of Glacier and the elimination of goodwill amortization were primarily responsible for the improvement in segment profits, which were $75.3 million, in 2002 compared to $72.5 million a year ago. Although segment profits improved, operating income declined in 2002 to $37.5 million from $48.5 million a year ago due to higher costs incurred as a result of being an independent company.

The company reported a net loss in 2002 of $3.0 million or $0.15 a share, which included net charges, after tax, of $43.8 million for various items including accruals for legal and environmental exposures and adjustments to the value of call options on Goodrich common stock which EnPro owns in connection with its TIDES convertible preferred securities. In addition, the company recorded a pre-tax charge of $23.4 million to reduce goodwill as a result of adopting SFAS 142. Net results in 2002 also included income from discontinued operations, net of taxes, of $24.2 million. In 2001, net income was $100.7 million, including income from discontinued operations, net of taxes, of $94.1 million.

In 2002, net income, as adjusted, was $21.4 million or $1.06 a share. Net income, as adjusted, in 2001 was $20.7 million or $1.03 a share, excluding the amortization of goodwill.

Sealing Products Segment
Sealing Products segment profit and segment margin in the fourth quarter of 2002 were more than three times higher than the year before while sales increased about 2%. Margins improved at all operations in the segment. The fourth quarter of 2002 benefited from higher volumes, cost reductions and improved pricing as compared to the fourth quarter of 2001 when adjustments of various accruals and asset balances reduced results. The increase in sales compared to a year ago reflects improvements in Stemco’s heavy-duty truck markets and at Garlock Sealing Technologies.

Quarter Ended
($ Millions)	12/31/02	12/31/01

Segment Sales	$75.3	$73.6
Segment Profit	$9.8	$3.1
Segment Margin	12.9%	4.2%

For the full year, segment profit declined due to lower volumes and continued pricing pressure at Garlock Sealing Technologies and Plastomer Technologies, partially offset by better results from Stemco’s heavy-duty truck markets, the benefits of cost reductions, improved operating performance at Garlock Rubber Technologies and the elimination of goodwill amortization. Sales decreased in all operations except Stemco.

Year Ended
($ Millions)	12/31/02	12/31/01

Segment Sales	$314.0	$327.5
Segment Profit	$39.5	$43.0
Segment Margin	12.6%	13.1%

Engineered Products
In Engineered Products, fourth quarter segment profits improved from about break even in the fourth quarter of 2001 as all operations improved. The most significant improvement came at Fairbanks Morse Engine, whose 2001 results were reduced by restructuring and adjustments of various accruals and asset balances. Sales in the segment were 17% higher than the fourth quarter of 2001 as activity increased at all units, but primarily at Fairbanks Morse Engine and Glacier Garlock Bearings.

Quarter Ended
($ Millions)	12/31/02	12/31/01

Segment Sales	$102.2	$87.2
Segment Profit	$7.3	$0.2
Segment Margin	7.1%	0.2%

For the full year, sales and segment profits benefited from the inclusion of the Glacier metal bearings business and higher levels of activity at Fairbanks Morse. Pricing pressure, increased costs, particularly for pension and insurance, and a less profitable mix of products reduced profit margins.

Year Ended
($ Millions)	12/31/02	12/31/01

Segment Sales	$397.6	$303.6
Segment Profit	$35.8	$29.5
Segment Margin	9.0%	9.7%

Cash Flow
In 2002, the company generated sufficient cash flow from operations, including capital expenditures, to fund the net asbestos settlements and associated expenses of its subsidiaries. Operating cash flow in the fourth quarter was significantly higher than anticipated at the end of the third quarter and the company ended the year with a cash balance of approximately $82 million compared to about $83 million at the end of September. With these levels of cash and $171 million in total debt, the company’s balance sheet remains strong.

Pension Adjustment
The decline in financial markets in 2002 adversely affected the value of the assets in EnPro’s defined benefit pension plans, and at the end of the year, the accumulated benefit obligations exceeded the plans’ assets. As a result, EnPro recorded a charge to equity in the fourth quarter of approximately $6 million, after tax. The charge had no effect on the reported net income or loss or on the cash flows for the quarter and year ended December 31, 2002.

Asbestos Review
During 2002, net cash outflow for asbestos claims and associated expenses, after insurance recoveries, by EnPro’s Garlock and Anchor subsidiaries fell by 33%, to $52.4 million, compared with $78.0 million in 2001. The decline is due largely to the subsidiaries’ efforts to bring settlement payments in line with annual insurance recoveries over the next several years by reducing new settlement commitments. These commitments totaled $86 million in 2002, down from $94 million in 2001, and only slightly more than the $84 million of insurance recovered for 2002. As a result of declining settlement commitments, the company expects cash outflow from net asbestos payments to continue to decline in 2003.

As of December 31, 2002, the company’s subsidiaries had approximately $900 million of insurance available from solvent carriers for the payments of asbestos claims. Of the insurance available, approximately $160 million is due from insurance companies for claims already paid and approximately $125 million is committed for settlements not yet paid. Approximately $615 million remained available for future settlements.

Outlook
“As we enter 2003, our strong liquidity and relatively conservative leverage give us the sound financial position we need to build a stronger EnPro,” said Schaub. “In the short time we have been an independent company, we have made progress in our strategy to improve operating efficiency and the management of asbestos settlements by our subsidiaries. Going forward, we remain focused on these issues as we seek to expand our product offerings and customer base and to strengthen the mix of our businesses to ensure our long-term viability.”

The company currently expects its markets to remain stable during 2003, but anticipates a modest increase in sales over 2002 as it accelerates new product introductions and expands its sales efforts, Schaub said. Higher volume as well as the benefits of the company’s Total Customer Value lean manufacturing program should result in improved operating margins and increased profitability in 2003.

Cash flow in 2003 will benefit from lower net asbestos payments and improved operating income, according to Schaub. However, capital spending is likely to increase significantly over 2002 as the company implements programs to reduce costs and improve market penetration.

Conference Call Information
EnPro will hold a conference call today, February 4, at 10:00 a.m. Eastern Time to discuss this release. To participate in the call, dial (800) 946-0713 approximately 10 minutes before the call begins. The call will also be web cast at www.enproindustries.com.

A replay of the call will be available on the company’s website or by telephone approximately two hours after the end of the call. To listen to the telephone replay, dial (888) 203-1112 and enter the access code 719784. The replay will be available on the Company’s website and by telephone through February 21, 2003.

Cautions: Forward Looking Statements and Non-GAAP Financial Measures
Statements in this release that express a belief, expectation or intention, as well as those that are not historical fact, are forward-looking. They involve a number of risks and uncertainties that may cause actual events and results to differ materially from such forward-looking statements. These risks and uncertainties include, but are not limited to, the resolution of current and potential future asbestos claims against certain of our subsidiaries which depends on such factors as the financial viability of insurance carriers, the timing of payout of claims, limitations on the amount that may be recovered from insurance carriers, the bankruptcies of other defendants and the results of litigation; general economic conditions in the markets served by our businesses, some of which are cyclical and experience periodic downturns; and the amount of any payments required to satisfy contingent liabilities related to discontinued operations of our predecessors, including environmental liabilities and liabilities for certain products and other matters. Our filings with the Securities and Exchange Commission, including the amended Form 10 filed on May 24, 2002 and the Form 10-Q for the quarter ended September 30, 2002 describe these and other risks and uncertainties in more detail. We do not undertake to update any forward-looking statement made in this release to reflect any change in management’s expectations or any change in the assumptions or circumstances on which such statements are based.

This press release presents our net income, as adjusted, for 2002 and 2001 and the fourth quarter of each of 2002 and 2001. Net income, as adjusted, is not a financial measure under generally accepted accounting principles in the United States. We have included these non-GAAP financial measures because we believe they permit a more meaningful comparison of our performance between the periods presented and because they are used by management in evaluating the company’s performance. Because “net income, as adjusted” is not a GAAP financial measure, companies may present similarly titled items determined with differing adjustments. Accordingly, the “net income, as adjusted” presented in this press release should not be used to evaluate our performance by comparison to any similarly titled measures presented by other companies. Included at the end of this press release is a table reconciling each of these non-GAAP financial measures with the most comparable GAAP measurement. Investors are strongly urged to review this reconciliation, including the accompanying explanation of estimates and assumptions used by management in making the adjustments.

***

EnPro Industries, Inc. (NYSE: NPO), with 2002 proforma sales of $710 million and 4,500 employees, is a leader in sealing products, metal polymer bearings, compressor systems, diesel and dual-fuel engines and other engineered products for use in critical applications by industries worldwide. For more information about EnPro, visit our website at www.enproindustries.com.

EnPro Industries, Inc.
Condensed Consolidated Statements of Operations (Unaudited)

For the Quarters and Years Ended December 31, 2002 and 2001
(Stated in Millions of Dollars)

	Quarters Ended		Years Ended

	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,
	2002	2001	2002	2001

Sales	$177.2	$160.5	$709.9	$629.7

Operating costs and expenses:
Cost of sales	135.3	121.9	515.1	441.3
Selling, general and administrative expenses	39.6	38.2	153.4	136.1
Restructuring costs	0.8	3.0	3.9	3.8

Total operating costs and expenses	175.7	163.1	672.4	581.2

Operating income (loss)	1.5	(2.6)	37.5	48.5

Interest — net	(1.9)	(6.5)	(13.7)	(25.3)
Other income (expense) — net	0.8	—	(40.6)	—

Income (loss) before income taxes and distributions on convertible preferred securities of trust	0.4	(9.1)	(16.8)	23.2

Income tax (expense) benefit	(0.2)	3.4	7.5	(8.7)
Distributions on convertible preferred securities of trust	—	(2.0)	(3.3)	(7.9)

Income (loss) from continuing operations	0.2	(7.7)	(12.6)	6.6

Income from discontinued operations — net of taxes	—	21.0	24.2	94.1

Income before cumulative effect of a change in accounting principle	0.2	13.3	11.6	100.7

Cumulative effect of a change in accounting principle, net of taxes	—	—	(14.6)	—

Net income (loss)	$0.2	$13.3	$(3.0)	$100.7

Basic and diluted earnings per share:
Continuing operations	$0.01		$(0.62)
Discontinued operations	—		1.20
Cumulative effect of a change in accounting principle	—		(0.73)

Net income (loss)	$0.01		$(0.15)

Average common shares outstanding (millions)	20.2		20.2

See Notes to Condensed Consolidated Financial Statements (Unaudited)

EnPro Industries, Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)

For the Years Ended December 31, 2002 and 2001
(Stated in Millions of Dollars)

	2002	2001

Cash provided by (used in) operating activities:
Continuing operations:
Net income (loss)	$(12.6)	$6.6
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Non-operating expenses	29.6	—
Payments for asbestos-related claims, net of insurance proceeds	(33.7)	(66.8)
Depreciation and amortization	29.9	28.8
Deferred income taxes	(12.2)	38.7
Decrease (increase) in working capital	30.9	(44.0)
Change in other non-current assets and liabilities	(12.9)	(26.0)

Net cash provided by (used in) operating activities	19.0	(62.7)

Cash provided by (used in) investing activities:
Purchases of property, plant and equipment	(18.7)	(16.4)
Proceeds from sale of property, plant and equipment	0.9	1.7
Purchase of call options	(18.2)	—
Receipt (payment) in connection with acquisitions	3.7	(155.1)

Net cash used in investing activities	(32.3)	(169.8)

Cash provided by (used in) financing activities:
Additions to (repayment of) debt	2.6	(3.4)
Distributions on convertible preferred securities of trust	(3.9)	(7.9)
Net transfers from Goodrich Corporation	54.3	203.1

Net cash provided by financing activities	53.0	191.8

Net cash provided by discontinued operations	13.0	44.6

Effect of exchange rate changes on cash and cash equivalents	3.2	0.4

Net increase in cash and cash equivalents	55.9	4.3
Cash and cash equivalents at beginning of period	25.9	21.6

Cash and cash equivalents at end of period	$81.8	$25.9

See Notes to Condensed Consolidated Financial Statements (Unaudited)

EnPro Industries, Inc.
Condensed Consolidated Balance Sheets (Unaudited)

As of December 31, 2002 and 2001
(Stated in Millions of Dollars)

	2002	2001

Current assets
Cash and cash equivalents	$81.8	$25.9
Accounts and notes receivable	92.8	82.2
Asbestos insurance receivable	90.0	90.8
Inventories	61.9	83.0
Other current assets	22.4	13.7

Total current assets	348.9	295.6

Property, plant and equipment	136.0	138.2
Goodwill and other intangible assets	185.0	209.1
Asbestos insurance receivable	205.9	202.8
Other assets	79.5	152.1
Assets of discontinued operations	—	475.2

Total assets	$955.3	$1,473.0

Current liabilities
Short-term borrowings and current maturities of long-term debt	$0.4	$1.9
Accounts payable	43.0	47.1
Asbestos liability	78.9	98.4
Other accrued expenses	66.7	69.0
Income taxes	5.2	59.8

Total current liabilities	194.2	276.2

Long-term debt	170.5	313.0
Deferred income taxes	20.4	46.2
Retained liabilities of previously owned businesses	41.3	56.3
Environmental liabilities	35.0	21.8
Asbestos liability	59.9	72.5
Other liabilities	46.5	53.3
Liabilities of discontinued operations	—	207.3
Mandatorily redeemable convertible preferred securities of trust	—	150.0

Total liabilities	567.8	1,196.6

Shareholders’ equity Common stock	0.2	—
Additional paid-in capital	406.9	—
Accumulated deficit	(7.7)	—
Accumulated other comprehensive loss	(10.3)	(15.6)
Common stock held in treasury, at cost	(1.6)	—
Net investment by Goodrich Corporation	—	292.0

Total shareholders’ equity	387.5	276.4

Total liabilities and shareholders’ equity	$955.3	$1,473.0

See Notes to Condensed Consolidated Financial Statements (Unaudited)

EnPro Industries, Inc.
Segment Information (Unaudited)

For the Quarters and Years Ended December 31, 2002 and 2001
(Stated in Millions of Dollars)

Sales

	Quarters Ended		Years Ended
	Dec. 31,		Dec. 31,

	2002	2001	2002	2001

Sealing Products	$75.3	$73.6	$314.0	$327.5
Engineered Products	102.2	87.2	397.6	303.6

	177.5	160.8	711.6	631.1
Less intersegment sales	(0.3)	(0.3)	(1.7)	(1.4)

	$177.2	$160.5	$709.9	$629.7

Segment Profit

	Quarters Ended		Years Ended
	Dec. 31,		Dec. 31,

	2002	2001	2002	2001

Sealing Products	$9.8	$3.1	$39.5	$43.0
Engineered Products	7.3	0.2	35.8	29.5

	$17.1	$3.3	$75.3	$72.5

Reconciliation of Segment Profit to Net Income (Loss)

	Quarters Ended		Years Ended
	Dec. 31,		Dec. 31,

	2002	2001	2002	2001

Segment profit	$17.1	$3.3	$75.3	$72.5
Corporate expenses	(5.3)	(3.4)	(17.7)	(11.8)
Interest — net	(1.9)	(6.5)	(13.7)	(25.3)
Other expense	(9.5)	(2.5)	(60.7)	(12.2)

Income (loss) before income taxes and distributions on convertible preferred securities of trust	0.4	(9.1)	(16.8)	23.2
Income tax (expense) benefit	(0.2)	3.4	7.5	(8.7)
Distributions on convertible preferred securities of trust	—	(2.0)	(3.3)	(7.9)

Income (loss) from continuing operations	0.2	(7.7)	(12.6)	6.6
Income from discontinued operations — net of taxes	—	21.0	24.2	94.1

Income before cumulative effect of a change in accounting principle	0.2	13.3	11.6	100.7
Cumulative effect of a change in accounting principle, net of taxes	—	—	(14.6)	—

Net income (loss)	$0.2	$13.3	$(3.0)	$100.7

Segment ROS

	Quarters Ended		Years Ended
	Dec. 31,		Dec. 31,

	2002	2001	2002	2001

Sealing Products	12.9%	4.2%	12.6%	13.1%
Engineered Products	7.1%	0.2%	9.0%	9.7%

	9.6%	2.1%	10.6%	11.5%

See Notes to Condensed Consolidated Financial Statements (Unaudited)

Note: During 2002, operating responsibility for a business within the Sealing Products segment was transferred to the Engineered Products segment. Historical segment data has been reclassified to conform with these internal organizational changes.

EnPro Industries, Inc.
Notes to Condensed Consolidated Financial Statements (Unaudited)

As of December 31, 2002 and 2001, and for the Quarters and Years Ended December 31, 2002 and 2001

1. Overview

In May 2002, Goodrich Corporation (“Goodrich”) completed the tax-free spin-off of its Engineered Industrial Products (“EIP”) business to its shareholders (the “Distribution”). EnPro Industries, Inc. (“EnPro” or the “Company”) was incorporated in North Carolina in January 2002 in anticipation of the proposed Distribution. Prior to the Distribution, Coltec Industries Inc (“Coltec”), which at that time was a Goodrich subsidiary, owned the EIP business and an aerospace business (“Coltec Aerospace”). During May 2002, Coltec transferred to Goodrich, by way of a dividend, all of the assets, liabilities and operations of Coltec Aerospace. Upon the Distribution, Coltec became a wholly owned subsidiary of EnPro. The Distribution was effected through a tax-free distribution to Goodrich shareholders of all of the capital stock of EnPro. Each Goodrich shareholder received one share of EnPro common stock for every five shares of Goodrich common stock owned.

2. Non-Operating Charges, Other Charges and Restructuring Expenses

During the year ended December 31, 2002, the Company recorded pre-tax charges in other income (expense) and cost of sales totaling $46.8 million. These charges consisted of four components.

First, in connection with the spin-off, the Company conducted a review of its policy and strategies for managing and estimating environmental liabilities. As a result of changes in the Company’s strategies growing out of this review, and in light of recent developments at a number of environmental sites, the Company increased its environmental reserves by $12.0 million in the quarter ended June 30, 2002, to reflect an increase in the estimated costs to remediate these sites. The increased costs will be paid over a number of years and therefore will not impact the Company’s short-term liquidity.

Second, based on new information in the quarter ended June 30, 2002, the Company revised the estimated costs associated with an adverse court ruling related to severance owed as a result of the closing of a plant in 1982. The Company increased its reserve for this case by $11.0 million in the quarter ended June 30, 2002. In December 2002, $14.4 million was paid in connection with this liability. The cash required in connection with this litigation was taken into account in post-closing adjustments to the Company’s opening cash balance made in connection with the spin-off.

Third, in March 2002, the Company purchased call options on Goodrich common stock to provide protection against the risk that the cash required to finance conversion of its convertible preferred securities (“TIDES”) into Goodrich common stock would exceed the liquidation value of the TIDES. The call options are a derivative instrument and are carried at fair value on the Company’s balance sheet. Changes in fair value are reflected in income. The fair value of the call options declined by $0.8 million and $16.7 million during the quarter and year ended December 31, 2002, respectively. These charges do not impact cash flows.

Fourth, the Company recorded $4.5 million and $7.1 million of asset write-downs during the quarter and year ended December 31, 2002. This was primarily due to a $6.2 million impairment of an asbestos insurance receivable that is included in cost of sales for an insurance carrier that filed for bankruptcy reorganization in the quarter ended December 31, 2002.

The Company also incurred $0.8 million of restructuring costs in the quarter, and $3.9 million for the year ended December 31, 2002, related to actions taken in connection with its continuing program to consolidate facilities, reduce headcount and relocate equipment at a number of its operations.

EnPro Industries, Inc.
Notes to Condensed Consolidated Financial Statements (Unaudited)

As of December 31, 2002 and 2001, and for the Quarters and Years Ended December 31, 2002 and 2001

3. Cumulative Effect of a Change in Accounting Principle

The Company completed its initial assessment of goodwill using the two-step approach described in SFAS 142, “Goodwill and Other Intangible Assets.” Based on this assessment, goodwill in certain reporting units in the sealing products segment was determined to be impaired. Goodwill in the segment was reduced by $23.4 million ($14.6 million, net of tax). As required by SFAS 142, the reduction in goodwill that resulted from this initial assessment was recorded as a cumulative effect of a change in accounting principle in the Condensed Consolidated Statements of Operations (Unaudited).

4. Minimum Pension Liability Adjustment

The significant declines in the financial markets unfavorably impacted pension plan asset values in 2002. Because of this, the Company’s defined benefit pension plans were underfunded at December 31, 2002. Therefore, the Company recognized a charge to equity in the quarter ended December 31, 2002 of $9.8 million ($6.1 million, after tax). The charge did not impact net income (loss) or cash flows in 2002.

5. Net Transfers from Goodrich Corporation

Net transfers from Goodrich Corporation presented in the Condensed Consolidated Statements of Cash Flows (Unaudited) represents cash provided by Goodrich that was used to fund operating, investing and financing activities prior to the Distribution and to establish EnPro’s opening cash balance in connection with the Distribution.

Non-GAAP Supplemental Financial Measures

Reconciliation – GAAP Net Income (Loss) to
Non-GAAP “As Adjusted” Net Income (Loss)

As described in Note 1 to the accompanying Notes to Condensed Consolidated Financial Statements, on May 31, 2002, Goodrich Corporation (“Goodrich”) completed the spin-off of its Engineered Industrial Products (“EIP”) business to its shareholders. EnPro Industries, Inc. (“EnPro” or the “Company”) was incorporated in anticipation of the proposed spin-off. Prior to the spin-off, Coltec Industries Inc (“Coltec”), which at that time was a Goodrich subsidiary, owned the EIP business and an aerospace business (“Coltec Aerospace”). During May 2002, Coltec transferred to Goodrich, by way of a dividend, all of the assets, liabilities and operations of Coltec Aerospace. As a result of the spin-off, Coltec (without Coltec Aerospace) became a wholly owned subsidiary of EnPro.

The accompanying financial statements reflect the results of operations, cash flows and financial condition of Coltec up through and including the periods ended May 31, 2002. Therefore, the financial statements for that period include the results of Coltec Aerospace and certain other assets and liabilities (and the associated income and expense) that were retained by Goodrich and not distributed as part of the spin-off.

In addition, while a part of Goodrich, Coltec was allocated a portion of certain headquarters expenses. These expenses were not representative of the level that would have been incurred had Coltec operated as an independent public company during that period.

Since May 31, 2002, EnPro has operated as an independent public company. Between May 31 and December 31, 2002, the Company recorded a number of charges of a non-operating nature that are more fully described in Notes 2 and 4 to the accompanying Notes to Condensed Consolidated Financial Statements.

With respect to these charges, management believes that:

(1)	the events that gave rise to these charges were infrequent and isolated in nature and are not representative of the types or levels of expense that are expected to be incurred on an ongoing basis;

(2)	with respect to one of the charges i.e., the mark-to-market adjustments on the Company’s call options on Goodrich stock, the expense recognized by the Company does not involve a cash outlay and is driven by changes in the Goodrich stock price that have no bearing on the normal operating activities of EnPro;

(3)	the magnitude of the items is such that it is important for readers of the Company’s financial statements to be aware of these items and the effect that they had on net income (loss) during the periods presented.

Based on the factors cited above, management believes that it is helpful in understanding the ongoing operating results to provide non-GAAP supplemental financial measures showing the GAAP results adjusted to eliminate the impact of income and expense associated with assets and liabilities retained by Goodrich that will have no bearing on the ongoing results of EnPro in the future. In addition, management believes that the non-GAAP supplemental financial measures would be made even more meaningful if the operating results were further adjusted to approximate what they would have been had the Company operated as an independent public company during all periods presented and if it excluded from the GAAP results those items that are not representative of its ongoing operational activities.

Non-GAAP Supplemental Financial Measures
Reconciliation of GAAP net income (loss) to
Non-GAAP “As Adjusted” net income (loss)
(Unaudited)

	Quarters Ended 12/31		Years Ended 12/31

	2002	2001	2002	2001

Net Income
GAAP net income (loss)	$0.2	$13.3	$(3.0)	$100.7
Eliminate items included in GAAP results (net of tax):
Other (income) expense	(.04)	—	25.5	—
Write-off of insurance receivable	3.9	—	3.9	—
Results of discontinued operations	—	(21.0)	(24.2)	(94.1)
Cumulative effect of change in accounting principles	—	—	14.6	—
Interest expense on debt retained by Goodrich	—	3.9	5.4	15.4
Goodwill amortization	—	0.6	—	2.4
Add items not included in GAAP results (net of tax):
Corporate administrative costs *	—	(0.8)	(0.8)	(3.7)

Non-GAAP “As Adjusted” net income (loss)	$3.7	$(3.9)	$21.4	$20.7

EPS — GAAP *	$0.01	N/A	$(0.15)	N/A

EPS — Non-GAAP “As Adjusted” **	$0.18	$(0.19)	$1.06	$1.03

*	Represents management’s estimate of what these costs would have been if the Company had operated as an inde- pendent public company during the periods noted.

**	EPS based on average outstanding shares of 20.2 million. No differences between basic and fully diluted EPS. For 2001, the EPS — Non-GAAP “As Adjusted” assumes the 20.2 million shares were also outstanding.

Non-GAAP Supplemental Financial Measures — As Adjusted

EnPro Industries, Inc.

For the Quarters Ended December 31, 2002 and 2001
(Stated in Millions of Dollars)

	2002		2001

		Non-GAAP		Non-GAAP
	As reported	As adjusted	As reported	As adjusted

Sales	$177.2	$177.2	$160.5	$160.5

Operating costs and expenses:
Cost of sales	135.3	129.1	121.9	121.9
Selling, general and administrative expenses	39.6	39.6	38.2	38.5
Restructuring costs	0.8	0.8	3.0	3.0

Total operating costs and expenses	175.7	169.5	163.1	163.4

Operating income (loss)	1.5	7.7	(2.6)	(2.9)
Interest — net	(1.9)	(1.9)	(6.5)	(2.2)
Other income	0.8	—	—	—

Income (loss) before income taxes and distributions on convertible preferred securities of trust	0.4	5.8	(9.1)	(5.1)
Income tax (expense) benefit	(0.2)	(2.1)	3.4	1.2
Distributions on convertible preferred securities of trust	—	—	(2.0)	—

Income (loss) from continuing operations	0.2	3.7	(7.7)	(3.9)
Income from discontinued operations — net of taxes	—	—	21.0	—

Net income (loss)	$0.2	$3.7	$13.3	$(3.9)

Basic and diluted earnings per share:
Continuing operations	$0.01	$0.18		$(0.19)
Discontinued operations	—	—		—

Net income (loss)	$0.01	$0.18		$(0.19)

Average common shares outstanding (millions)	20.2	20.2		20.2

Non-GAAP Supplemental Financial Measures — As Adjusted

EnPro Industries, Inc.

For the Years Ended December 31, 2002 and 2001
(Stated in Millions of Dollars)

	2002		2001

		Non-GAAP		Non-GAAP
	As reported	As adjusted	As reported	As adjusted

Sales	$709.9	$709.9	$629.7	$629.7

Operating costs and expenses:
Cost of sales	515.1	508.9	441.3	441.3
Selling, general and administrative expenses	153.4	154.7	136.1	138.1
Restructuring costs	3.9	3.9	3.8	3.8

Total operating costs and expenses	672.4	667.5	581.2	583.2

Operating income	37.5	42.4	48.5	46.5
Interest — net	(13.7)	(8.3)	(25.3)	(8.6)
Other expense	(40.6)	—	—	—

Income (loss) before income taxes and distributions on convertible preferred securities of trust	(16.8)	34.1	23.2	37.9
Income tax (expense) benefit	7.5	(12.7)	(8.7)	(17.2)
Distributions on convertible preferred securities of trust	(3.3)	—	(7.9)	—

Income (loss) from continuing operations	(12.6)	21.4	6.6	20.7
Income from discontinued operations — net of taxes	24.2	—	94.1	—

Income before cumulative effect of a change in accounting principle	11.6	21.4	100.7	20.7
Cumulative effect of a change in accounting principle, net of taxes	(14.6)	—	—	—

Net income (loss)	$(3.0)	$21.4	$100.7	$20.7

Basic and diluted earnings per share:
Continuing operations	$(0.62)	$1.06		$1.03
Discontinued operations	1.20	—		—
Cumulative effect of a change in accounting principle	(0.73)	—		—

Net income (loss)	$(0.15)	$1.06		$1.03

Average common shares outstanding (millions)	20.2	20.2		20.2